Ex. 99.28.h.iii

December 12, 2016

To:

Ofer Abarbanel, CEO

3617 Beverly Ridge Drive

Sherman Oaks, CA

Re: Employment Agreement

THIS AGREEMENT made as of the 12th day of December, 2016, between State Trust a Delaware Statutory Trust, and having its principal place of business at 5550 Painted Mirage Road (the "Employer" or the “Fund”); and Ofer Abarbanel, of the City of Sherman Oaks in the County of Los Angeles (the "Employee").

WHEREAS the Employer desires to obtain the benefit of the services of the Employee, and the Employee desires to render such services on the terms and conditions set forth.

IN CONSIDERATION of the promises and other good and valuable consideration (the sufficiency and receipt of which are hereby acknowledged) the parties agree as follows:

1.

Employment

The Employee agrees that he will at all times faithfully, industriously, and to the best of his skill, ability, experience and talents, perform all of the duties required of his position. In carrying out these duties and responsibilities, the Employee shall comply with all Employer policies, procedures, rules and regulations, both written and oral, as are announced by the Employer from time to time. It is also understood and agreed to by the Employee that his assignment, duties and responsibilities and reporting arrangements may be changed by the Employer in its sole discretion without causing termination of this agreement.

1.

Position Title

As a President, Chief Executive Officer, Chief Financial Officer, Chief Compliance Officer and Anti Money Laundering Officer the Employee is required to perform the following duties and undertake the following responsibilities in a professional manner.

(a) Supervise, operate and assist in all business activities of the fund including sales and marketing, trade execution, media appearance, correspondence with regulators, negotiating agreements with service providers and any other activity and/or role as required and may be amended from time to time.

(b)

Assume the role of Chief Compliance Officer which includes supervising and monitoring compliance with all of the Fund’s activities in accordance with the Compliance manuals of the Fund and the RIA managing the fund.

(c)

Supervise & determine strategy for all sales & marketing activities

(d)

Other duties as may arise from time to time and as may be assigned to the employee.

2.

Compensation

(a)

As full compensation for all services provided the employee shall be paid by the Registered Investment advisor which manages the fund.

.

(b)

The salary mentioned in paragraph (2)(a) shall be review on an annual basis.

All reasonable expenses arising out of employment shall be reimbursed assuming same have been authorized prior to being incurred and with the provision of appropriate receipts

3.

Vacation

The Employee shall be entitled to vacations in the amount of 4 weeks per annum.

4.

Benefits

The Employer shall at its expense provide the Employee with the Health Plan that is currently in place or as may be in place from time to time.

5.

Probation Period

It is understood and agreed that the first ninety days of employment shall constitute a probationary period during which period the Employer may, in its absolute discretion, terminate the Employee's employment, for any reason without notice or cause.

6.

Performance Reviews

The Employee will be provided with a written performance appraisal at least once per year and said appraisal will be reviewed at which time all aspects of the assessment can be fully discussed.

7.

Termination

(a)

The Employer may terminate this Agreement and the Employee’s employment by giving not less than eight (8) months written notice to the Employee and subject to showing sufficient cause.

(b)

The Employee may terminate this agreement and his employment by giving not less than one (1) months written notice to the Employer.

8.

Laws

This agreement shall be governed by the laws of the state of California.

9.

Independent Legal Advice

The Employee acknowledges that the Employer has provided the Employee with a reasonable opportunity to obtain independent legal advice with respect to this agreement, and that either:

(a)

The Employee has had such independent legal advice prior to executing this agreement, or;

(b)

The Employee has willingly chosen not to obtain such advice and to execute this agreement without having obtained such advice.

10.

Entire Agreement

This agreement contains the entire agreement between the parties, superseding in all respects any and all prior oral or written agreements or understandings pertaining to the employment of the Employee by the Employer and shall be amended or modified only by written instrument signed by both of the parties hereto.

11.

Severability

The parties hereto agree that in the event any article or part thereof of this agreement is held to be unenforceable or invalid then said article or part shall be struck and all remaining provision shall remain in full force and effect

IN WITNESS WHEREOF the Employer has caused this agreement to be executed by its duly authorized officers and the Employee has set his hand as of the date first above written.

SIGNED, SEALED AND DELIVERED in the presence of:

Mr. Ofer Abarbanel

[Name of employee]

/s/ Ofer Abarbanel

[Signature of Employee]

State Funds

[Name of Employer Rep]

/s/ Ofer Abarbanel, CEO

[Signature of Employer Rep] [Title]

Witness:

Nicolas Abbate, Chief Operating Officer

/s/ Nicolas Abbate